Exhibit 10.1

Execution Version

TRANSITION AND SEPARATION AGREEMENT AND RELEASE

This Transition and Separation Agreement and Release (this “Agreement”) dated March 1, 2016 is made and entered into by and between Lorenzo Delpani, on behalf of himself, his heirs, executors, administrators and assigns (collectively “Delpani”), and Revlon Consumer Products Corporation (“RCPC”) and Revlon, Inc. (“Revlon”) (RCPC and Revlon collectively, the “Company”).

WHEREAS, Delpani has been employed by the Company as its Chief Executive Officer since November 1, 2013 pursuant to his most recently Amended & Restated Employment Agreement dated as of December 12, 2014, including the Company’s Employee Agreement as to Confidentiality and Non-Competition (the “Non-Competition Agreement”) incorporated by reference therein (the “Employment Agreement”);

WHEREAS, Delpani and the Company have had and continue to have a reciprocally constructive and value-generating relationship;

WHEREAS, Delpani has communicated his consideration about leaving the Company after the time, energy and effort he has spent as Chief Executive Officer in accomplishing the Company’s strategy of value creation;

WHEREAS, the Company desires to make an election of rights under Section 4.3 of the Employment Agreement, to provide Delpani with the consideration as described herein and to continue to compensate Delpani for future occasional advisory services;

WHEREAS, as further consideration for the Company providing Delpani with the additional compensation and benefits as described herein and for continuing to compensate Delpani for future occasional advisory services, Delpani agrees to refrain from engaging in any activities in violation of the Non-Competition Agreement;

WHEREAS, Delpani and the Company desire to settle fully, finally and in an amicable way the terms of Delpani’s resignation as Chief Executive Officer effective March 1, 2016, and his separation from employment with the Company, effective March 31, 2016 (the “Separation Date”); and

WHEREAS, from the date of this Agreement through the Separation Date, Delpani will remain on the Company’s payroll and will continue to participate in the Company’s benefit programs, and will be entitled to receive the payments and benefits set forth in Section 3 herein irrespective of the obligations set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and obligations set forth herein, Delpani and the Company agree as follows:

1.            NON-COMPETITION PAY.  As contemplated under Section 4.3 of the Employment Agreement, in consideration for Delpani’s signing this Agreement, the Company agrees to provide Delpani the following consideration, pursuant to the terms and conditions set forth in this Agreement:

Execution Version

a.
Subject to his compliance with Sections 9, 10 and 12 of this Agreement (each, a “Restrictive Covenant” and collectively, the “Restrictive Covenants”) during the Non-Competition Period (as defined below), the Company agrees to provide Delpani with the following:

(i)
The Company will pay Delpani “Non-Competition Pay”, for a total of twenty four (24) months (the “Non-Competition Period”), commencing on the Separation Date and terminating on March 31, 2018.  Delpani’s Non-Competition Pay will be at a rate of six-hundred thousand dollars per annum, representing fifty percent (50%) of his Base Salary (as defined in the Employment Agreement) in effect on the Separation Date, less applicable withholdings and deductions, and will be payable bi-weekly starting on the first regularly scheduled payroll date following the Effective Date (defined below).  In the event of Delpani’s death during the Non-Competition Period, the Company will continue to pay, to Delpani’s estate, the Non-Competition Pay for the duration of the Non-Competition Period.

(ii)
2016 Pro-Rated Bonus.  In respect of the 2016 fiscal year, to the extent annual bonuses are paid to executives of the Company for such year, the Company will pay Delpani a pro-rated “annual bonus” (as described in Section 3.2 of the Employment Agreement) at the target level to which Delpani is eligible, subject to adjustment based on the Company’s level of attainment of its corporate performance objectives for such year, multiplied by a fraction, the numerator of which is three and the denominator of which is twelve, minus the deductions required by law.  Such amount shall be payable on the date annual bonuses are otherwise paid to similarly situated executives of the Company in accordance with the Revlon Executive Incentive Compensation Plan.

(iii)
COBRA Premium Payments and Continued Participation in Ex-Pat Medical Program.  Delpani will be permitted to continue participation in the Company’s Medical, Dental and Vision Care programs (the “Benefit Programs”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Delpani will also continue to participate in the existing medical program sponsored by the Company for the benefit of expatriates (the “Ex-Pat Medical Program”). Delpani may continue participation in the Benefit Programs and Ex-Pat Medical Program with the Company continuing to pay the premiums at the contribution level in effect for active employees until the earliest to occur of (1) the end of the Non-Competition Period; or (2) when Delpani becomes covered by medical, dental and/or vision plans of another employer, or becomes eligible for Medicare.  In the event that, during the Non-Competition Period, Delpani becomes ineligible to participate in any Benefit Program pursuant to COBRA due to the expiration of the 18-month COBRA eligibility period, the Company shall secure and pay the premiums for an alternative means of coverage for Delpani that is substantially comparable to the benefit plans in which Delpani was participating in prior to the Separation Date, until the earliest to occur of (1) the end of the Non-Competition Period; or (2) when Delpani becomes covered by medical, dental and/or vision plans of another employer, or becomes eligible for Medicare.

Execution Version

(iv)
Life Insurance. Delpani shall continue to participate in the Company’s group life insurance plan at the same level he participated in such plan prior to the Separation Date, and the Company will continue to pay the applicable monthly premiums, until the end of the Non-Competition Period.

b.
Non-Solicitation Consideration-Vesting of 2014 Restricted Shares.  In August 2014, Delpani received a restricted stock grant consisting of 328,515 restricted shares of Revlon, Inc. Class A Common Stock (the “2014 Restricted Shares”) pursuant to the Restricted Stock Agreement evidencing the grant of such awards (the “Restricted Stock Agreement”).  The 2014 Restricted Shares were scheduled to vest in equal installments over five (5) consecutive years on March 15th of each such year, beginning on March 15, 2015.  Delpani vested in 65,703 shares on March 15, 2015.  In consideration for Delpani’s signing this Agreement, and in consideration for, and subject to, Delpani’s continued compliance with the Restrictive Covenants during the Non-Competition Period, the Company agrees that:

(i)
Delpani will remain eligible to vest in the 65,703 shares scheduled to vest on March 15, 2017 (collectively, the “Eligible Shares”), so long as Delpani has not violated any Restrictive Covenant prior to such vesting date.  Notwithstanding anything in the Restricted Stock Agreement to the contrary, as of the date of this Agreement, the 65,703 shares that would have vested on March 15, 2018, and the 65,703 shares that would have vested on March 15, 2019, are hereby forfeited and cancelled without any consideration in respect thereof.

(ii)
Upon a Change of Control (as defined in the Restricted Stock Agreement) any then-unvested portion of the Eligible Shares shall vest on the consummation of the Change of Control, so long as Delpani has not violated any Restrictive Covenant prior to the date such Change of Control is consummated.

Execution Version

In the event Delpani breaches Section 9 of this Agreement, then the value of any 2014 Restricted Shares which vested during the twelve (12) month period prior to the later of (i) the date on which Delpani’s employment relationship with the Company ends or (ii) the date on which the Advisory Services ends shall be repaid to the Company by Delpani, in cash, within ten (10) days from such date of termination, and the Company is hereby authorized to deduct such amount from any other payments otherwise due to Delpani (the “Repayment Obligation”).

For the avoidance of doubt, Delpani shall be permitted to sell vested shares of the Company’s common stock owned or held by him following the Separation Date, subject to Delpani’s compliance with the Company’s policies, including pre-clearance procedures, related to purchases and sales of shares by directors and Section 16 officers of the Company.

c.
The Board (or a committee thereof) will reasonably consider, in good faith, any request by Delpani to waive or modify all or a portion of the provisions of the Non-Competition Agreement as the Board deems appropriate.

2.             ADVISORY SERVICES.  Delpani agrees to the following:

a.
During the Advisory Period (as defined in this Section 2) Delpani will willingly provide advice, assistance and cooperation to the Company if, as and when requested by the Company’s Board of Directors (the “Board”), provided that the Board will take reasonable efforts to coordinate with Delpani to ensure that Delpani’s schedule is not unreasonably disrupted by the provision of such advice, assistance or cooperation. Such services shall relate to his expertise or experience, including without limitation, providing advisory services as may pertain to the Company’s transitioning to a new Chief Executive Officer (any of the foregoing, the “Advisory Services”).  The Advisory Services shall be provided to the Board and members of the Global Leadership Team.  From the commencement of the Advisory Period through June 30, 2016, Delpani’s obligation to provide the Advisory Services shall be limited to no more than twenty hours per month.  Beginning on July 1, 2016 and continuing through the end of the Advisory Period, Delpani’s obligation to provide the Advisory Services shall be limited to no more than ten hours per month.

b.
Delpani acknowledges and agrees that unless expressly authorized by the Board, while providing the Advisory Services he is not authorized to speak on behalf of the Company, to enter into agreements on behalf of the Company or to otherwise bind the Company.

Execution Version

c.
Advisory Services Pay.  In consideration of Delpani’s agreement to be available to provide the Advisory Services and his actually providing the Advisory Services as and when requested by the Board, but without regard to whether the Board actually makes a request for such services, the Company agrees to pay Delpani during the Advisory Period a fee at a rate of six-hundred thousand dollars ($600,000) per annum, representing fifty percent (50%) of his Base Salary in effect on the Separation Date (the “Advisory Services Pay”), less applicable withholdings and deductions, which will be payable bi-weekly starting on the first regularly scheduled payroll date following the Effective Date.

d.	The Advisory Period shall begin on the Separation Date and shall continue until the earlier of the following:

(i)	the end of the twenty fourth (24th) month following the Separation Date;

(ii)
the date on which the Board gives Delpani notice that it no longer requires Delpani’s provision of the Advisory Services for any reason other than in connection with the existence of Cause (as defined below); provided that, in the case of such termination of the Advisory Services by the Company other than for Cause, the Company shall continue to pay Delpani the remaining Advisory Services Pay until the end of the twenty fourth (24th) month immediately following the Separation Date (subject to his continued compliance with each Restrictive Covenant during such period); and

(iii)
the date on which Delpani commits any of the following act(s):  (A) the willful failure by Delpani to provide or perform the Advisory Services, (B) Delpani’s conviction of any felony or any crime of moral turpitude, or (C) his breach of any Restrictive Covenant, (any such event under clause (A), (B) or (C), “Cause”).  If and to the extent any occurrence of Cause is capable of cure in the good faith determination of the Board (or a committee thereof), the Company shall provide notice of the same to Delpani, who shall then have ten (10) days to cure such event of Cause to the satisfaction of the Company, it being acknowledged and agreed that the Company's good faith determination as to whether a Cause event is subject to cure shall be final and binding upon the parties.

Execution Version

For the avoidance of doubt, upon the conclusion of the Advisory Period for any reason other than a termination by the Company pursuant to Section 2(d)(ii), the Advisory Services Pay shall cease.

If, during the Advisory Period, Delpani resigns as a member of the Board at a time when Cause does not otherwise exist, such resignation will not, on its own, impact Delpani’s right to continue to provide Advisory Services and receive Advisory Pay, subject to his compliance with his other on-going obligations under this Agreement.

3.   2015 Annual Bonus and 2014 Transitional LTIP.  This Section 3 sets forth the payments and benefits that Delpani is entitled to receive without regard to any of the covenants, obligations or consideration set forth in this Agreement.  Irrespective of whether this Agreement becomes effective, Delpani will receive from the Company the following payments and benefits:

a.
the Company shall pay Delpani $2,160,000 in satisfaction of his annual bonus pursuant to the 2015 Bonus Program (such amount, the “2015 Bonus”).  The 2015 Bonus shall be paid on the date annual bonuses are otherwise paid to similarly situated executives of the Company in accordance with the Revlon Executive Incentive Compensation Plan;

b.
the Company shall pay Delpani $2,944,000 in respect of his 2014 Transitional LTIP (the “2014 Transitional LTIP”).  Such amount will be paid in a lump sum in March of 2016, in accordance with the terms of the Revlon Executive Incentive Compensation Plan; and

c.	Delpani will vest in the 65,703 2014 Restricted Shares scheduled to vest on March 15, 2016, subject to the Repayment Obligation.

4.   SERVICE ON BOARD OF DIRECTORS/OTHER RESIGNATIONS/ COOPERATION. Delpani shall continue to serve as a member of the Board at the discretion of the Board and as long as so elected by the Company’s shareholders. As of March 1, 2016, Delpani will resign from all other positions that he holds as an officer or otherwise of the Company and its affiliates, and will promptly execute such documents and take such actions as may be necessary or requested by the Company to effect or memorialize the resignation of such positions. Delpani agrees, without limitation as to time, to provide his attendance and truthful testimony where deemed appropriate by the Board, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims with respect to any matters about which Delpani has knowledge by virtue of his employment with the Company or by virtue of providing the Advisory Services. Such assistance and cooperation shall be provided by Delpani without fee or charge, other than reasonable travel expenses and disbursements. Assistance shall be given during regular business hours at locations and times mutually agreed upon by Delpani and the Company, except with respect to mandated court appearances for which he will make himself available upon reasonable notice.

Execution Version

5.              GENERAL RELEASE.  In exchange for the consideration provided to Delpani under Section 1 and Section 2 of this Agreement (collectively, the “Consideration”), Delpani hereby releases and holds harmless Revlon Consumer Products Corporation and Revlon, Inc. and their past, present or future parent and subsidiary companies, corporations, affiliates, divisions, successors and assigns (whether or not incorporated), and any of their past, present or future employees, agents, assigns, officers, directors and shareholders, whether acting in their individual or representative capacity (collectively, the “Releasees”) from and waives any claim, known or unknown, in any legal jurisdiction, that Delpani has presently has, or has had in the past, against the Releasees upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date he signs this Agreement in the first space below, including, without limitation, all claims arising from Delpani’s employment with, or separation of employment from, the Company or otherwise.  Notwithstanding the prior sentence, it is understood and agreed that the only rights or claims that Delpani is not releasing and waiving are (1) rights to receive the compensation and benefits provided to him under this Agreement (2) ERISA vested benefits; (3) government-mandated benefits such as unemployment compensation or COBRA; (4) rights to indemnification pursuant to Section 9 of the Employment Agreement; or (5) any other rights which by law cannot be released.   Also in  exchange for the consideration provided to Delpani under Section 1 and Section 2 of this Agreement, Delpani will reaffirm his signature to this Agreement by executing a replication of this release in the form attached hereto as Exhibit A.

6.              EXTENT OF RELEASE.  Without limiting the generality of the preceding “GENERAL RELEASE” Section, this Agreement is intended to and shall release the Releasees from any and all claims or rights arising under any federal, state or local statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Act, the Sarbanes-Oxley Act of 2002, and all other statutes, regulations or ordinances regulating the terms and conditions of Delpani’s employment (as any of the foregoing may be amended from time to time), under the common law or in equity (including any claims for wrongful discharge, discrimination, retaliation, whistleblower claims or otherwise), or under any policy, agreement, understanding or promise, written or oral, express or implied, formal or informal, between the Company and Delpani.  As a part of this General Release, Delpani agrees and acknowledges that he is not entitled to any further payments or benefits other than as set forth in this Agreement, including without limitation any notice payments, bonus payments (other than payment of the 2015 Bonus), payments pursuant to any long-term incentive awards under the Revlon Executive Incentive Compensation Plan (including LTIPs but other than the 2014 Transitional LTIP) or severance or termination payments, and any payments of any kind under the Employment Agreement, including any payments under Section 13 of the Employment Agreement in the event a Change of Control occurs within the Non-Competition Period.

Execution Version

7.             TIME TO CONSIDER AND EFFECTIVE DATE.  By signing this Agreement in the space provided below and returning it, and by signing Exhibit A on the Separation Date and returning it, Delpani is confirming his acceptance of the terms and conditions set forth herein, and he is acknowledging the following:

a.
The terms of this Agreement are not final and binding on the Company until this Agreement is executed by a Company officer or any other duly authorized executive of the Company with appropriate authority.

b.
Delpani understands that he can take up to twenty-one (21) days from his receipt of the Agreement (the “Consideration Period”) to consider its meaning and effect and to determine whether or not he wishes to enter into it.  In addition, in order to commence receiving the Consideration, Delpani will be required to reaffirm his signature by signing Exhibit A on the Separation Date.  Before signing this Agreement in the space provided below, and before signing Exhibit A on the Separation Date, Delpani is advised to consult with an attorney.  If Delpani chooses to sign the Agreement in the first space before the end of the Consideration Period, he is doing so voluntarily.

c.
Delpani may revoke his signature within seven (7) days after signing this Agreement in the space below and may revoke his signature within seven (7) days after signing Exhibit A (either such period, the “Revocation Period”).  Any such revocation must be made in a letter executed by Delpani stating specifically that he is revoking his acceptance of this Agreement and personally delivered or postmarked within 7 days after his execution of this Agreement.

d.	Delpani will forward the Agreement once signed by him in the first space, as well as any notice of his desire to revoke his signature, to:

Mark Pawlak, Senior Vice President, Human Resources,
Employment & Administration
One New York Plaza, New York, NY 10004
mark.pawlak@revlon.com

Delpani shall also send a copy of this Agreement, once signed, and any notice of his intention to revoke in pdf format via email to the above address.

e.
The day following the day the second Revocation Period expires without revocation will be the “Effective Date.”  The Company will commence providing the Consideration in the first Company payroll following the Effective Date, but in no event will any portion thereof be paid before the Separation Date.  Any amounts that otherwise would have been paid immediately after the Separation Date but before the Effective Date will be paid in a lump sum on the first payment date in accordance with the preceding sentence.

Execution Version

8.              OTHER LITIGATION.  Delpani warrants that he has not filed any charges or actions against the Company before or with any public official, administrative agency or in any court of law or other tribunal.

9.             CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION.  During the Non-Competition Period, Delpani agrees to continue to comply with and perform each and every covenant and undertaking set forth in the Non-Competition Agreement, as modified by this Section 9 and as if the same were fully set forth herein, and which is incorporated herein by this reference.  Without limiting the generality of the foregoing sentence, Delpani affirms the following:

a.	That he has not divulged any Confidential Information (as defined in the Non-Competition Agreement) and will continue to maintain the confidentiality of such information.

b.
That due to his role and responsibilities with the Company, Delpani is restricted from (1) becoming or being interested in, or associated with, directly or indirectly, as a director, officer, stockholder, partner, associate, employee, consultant, owner, agent or independent contractor, or in any other capacity, in any Restricted Entity, or (2) engaging in any acts of solicitation, in each instance under the terms of the Non-Competition Agreement, in each case, for the Non-Competition Period.

10.            PRESS RELEASE.  Upon any inquiry regarding Delpani’s separation from the Company, either party shall refer to and not deviate from the Press Release dated February 26, 2016.

11.           EMPLOYMENT VERIFICATION.  Delpani agrees to refer all inquiries from prospective employers to Ms. Hormozi at mitra.hormozi@revlon.com or Mr. Pawlak at mark.pawlak@revlon.com, and not to any other individual employed by or affiliated with the Company.

12.            NON-DISPARAGEMENT.  Delpani agrees and acknowledges that he will not make any statement (orally or in writing) or take any action which, in any way, disparages the Company or the other Releasees.  The Company agrees that it shall instruct its officers and members of its Board to not disparage, criticize or defame Delpani.  Nothing in this Section 12 shall prohibit the Company, the other Releasees or Delpani from providing truthful and accurate facts about the other party where required by lawfully compelled testimony; provided that Delpani notifies the Company in advance of any such testimony and cooperates with the Company’s reasonable efforts with respect to such testimony, to the fullest extent permitted by applicable law.

Execution Version

13.           NON-INTERFERENCE WITH RIGHTS.  Delpani acknowledges that this Agreement does not limit his right, where applicable, to file or participate in an investigative proceeding, including by providing truthful testimony, conducted by the Equal Employment Opportunity Commission or any federal, state or local governmental authority.  Delpani acknowledges and agrees, however, that the consideration provided to him in this Agreement shall be his sole relief, and that he will not be able to obtain any monetary relief or recovery from any such investigation or proceeding, including costs or attorneys’ fees.  Furthermore, nothing in this Agreement prohibits Delpani from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations.  Further, nothing in this Agreement shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdictions of such agencies or if compelled by law.  However, Delpani will not comply with any subpoena or court order which may elicit information or documentation regarding the Company, without first notifying Mitra Hormozi, Executive Vice President and General Counsel, at mitra.hormozi@revlon.com, or Mark Pawlak, Senior Vice President, Human Resources, Employment & Administration at mark.pawlak@revlon.com, or by overnight mail to either of them at One New York Plaza, New York, New York, 10004, or any other means designed to provide the Company with as much advance notice as possible of:  (a) the case name, jurisdiction and index, docket or other identification number or designation of the action or proceeding within which the subpoena or order has been served; (b) the date upon which compliance with the subpoena or order has been requested; and (c) the location at which compliance with the subpoena or order has been requested, unless doing so would violate any law, subpoena or court order.

14.            CONTINUATION OF MEDICAL, DENTAL AND/OR VISION INSURANCE, FLEXIBLE SPENDING ACCOUNT AND OTHER BENEFITS.  Without limiting Delpani’s rights under Section 1(a)(iii) and (iv):

a.	If Delpani elects not to enter into this Agreement he will continue to have COBRA rights, with payment of premiums his sole responsibility.

b.
Following the Non-Competition Period, to the extent eligible, Delpani may continue to participate in the Benefit Programs under COBRA for the remainder of the maximum period for continuation coverage required under COBRA for which Delpani would be eligible by paying premiums to the Company at the applicable rate for COBRA continuation contributions; provided that to remain eligible for such period Delpani must (1) make any and all premium payments at the full rate applicable for COBRA continuation contributions, in such manner as required and as acceptable to the Company; and (2) submit evidence of non-coverage as the Company may request from time to time.

c.
If Delpani is currently contributing to a Health Care Flexible Spending Account (“HCFSA”), he will be permitted to continue making contributions after the Separation Date if he elects continuation of HCFSA under COBRA on an after-tax basis, subject to the terms and conditions of the HCFSA program and the requirements of COBRA.  If Delpani is currently contributing to a Dependent Care Flexible Spending Account (“DCFSA”), he will be permitted to continue such contributions after the Separation Date, subject to the terms and conditions of the DCFSA program and the requirements of COBRA.  Delpani will be eligible to receive reimbursement for any eligible expenses incurred through his last day of HCFSA and DCFSA participation, subject to his filing of claims within the time requirements of the programs.

Execution Version

d.	Long-term disability insurance will cease on the Separation Date. Delpani may be eligible to convert this coverage to an individual policy within 31 days of the Separation Date.

e.	Delpani’s coverage under the Employee Assistance Program will cease on the Separation Date. Delpani may continue the coverage at COBRA rates by enrolling under COBRA.

15.           NO OTHER CONSIDERATION DUE.  Delpani affirms that he has been paid and/or has received from the Company all compensation, wages, bonuses, stock, leave or sick time and/or benefits to which he may be entitled and that no other compensation, wages, bonuses, stock and/or benefits are due to his, except as provided in this Agreement.  Delpani further affirms that he has no known workers’ compensation injuries or occupational diseases.  Delpani further affirms he has no outstanding internal allegations, matters and issues that he has not brought to Revlon’s attention.

16.           RETURN OF PROPERTY.  Delpani represents that as of the date he signs this Agreement, he has returned all Company property in his possession or control to the Company, including any home-office equipment, and further that all documents, information or data (electronic and hard copies) of, about or belonging to any Releasee, or any companies or individuals with whom Delpani did business on behalf of the Company during his employment, which he had in his possession, custody, or control, regardless of the location or manner in which it was stored (e.g., whether hardcopy, on an electronic device, on the Internet or in the Cloud), has been deleted, destroyed, or returned to the Company, and he has not retained any such information or copies thereof in any form or format whatsoever.

17.           BREACH OF AGREEMENT.  For any violation of Sections 9, 10, or 12 of this Agreement (including violations of the Non-Competition Agreement during the Non-Competition Period), Delpani agrees that the Company may immediately cease further payment of sums otherwise payable under Sections 1 and 2 hereof, and the Company’s obligation to provide all other consideration thereunder will be void.  Delpani agrees that if there is a violation of Sections 9, 10, or 12, it will be difficult to measure the exact amount of damages.  Delpani understands and agrees that a violation of Sections 9, 10, or 12 will constitute a material breach of this Agreement which will cause the Company to suffer immediate, substantial and irreparable injury, and which will be a sufficient basis for a Court to award injunctive relief and monetary damages to the Company without affecting the remainder of this Agreement.

Execution Version

18.   NOTICES.  All notices required under the Employment Agreement to effect Delpani’s termination and to invoke the Company’s rights to enforce Delpani’s non-competition and non-solicitation obligations thereunder shall be deemed given by this Agreement.

19.   SECTION 409A.  The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Delpani by Code Section 409A or any damages for failing to comply with Code Section 409A.  To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Delpani incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Notwithstanding any provisions of this Agreement to the contrary, if Delpani is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to any policies adopted by the Company consistent with Code Section 409A), at the time of Delpani’s separation from service and if any portion of the payments or benefits to be received by Delpani upon separation from service would be considered deferred compensation under Code Section 409A and cannot be paid or provided to Delpani without Delpani incurring taxes, interest or penalties under Code Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Delpani’s separation from service will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of Delpani’s separation from service or (b) Delpani’s death.

20.   THIRD PARTY BENEFICIARIES.  Each of the Releasees, other than the Company, is a third party beneficiary of this Agreement and may enforce the provisions hereof applicable to them.

Execution Version

21.            GOVERNING LAW; JURISDICTION; WAIVER OF TRIAL BY JURY.  This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of law provisions that would require application of the laws of a different jurisdiction, except as otherwise preempted by the laws of the United States.  The parties consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the County of New York for all purposes.  ALSO, AS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT, TO THE EXTENT ALLOWED BY LAW, THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP, OR ACTIONS OR INACTIONS OF ANY PARTY HERETO.  If any action shall be brought to enforce or interpret any of the terms or conditions of this Agreement, the party that substantially prevails shall be entitled to its or his reasonable attorneys’ fees and costs.

22.           NO ADMISSIONS.  This Agreement shall not in any way be construed as an admission by the Company or any of the other Releasees that it, he or she has acted wrongfully with respect to Delpani or any other person, and each of the foregoing specifically denies that it, he or she has any liability to or committed any wrongful acts against Delpani or any other person.  Neither this Agreement nor any of its terms may be introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

23.            ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including any emails or term sheets, including the Employment Agreement, except as expressly set forth herein.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.  In entering into, performing and enforcing this Agreement, each of Delpani and the Releasees disclaim any reliance whatsoever on any representations, warranties, promises, understandings or arrangements that are not expressly set forth in this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

24.          ASSIGNMENT.  This Agreement shall be binding upon the parties hereto and their successors and permitted assignees.  This Agreement, and Delpani’s rights and obligations hereunder, may not be assigned by Delpani, nor may he pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.  The Company may assign its rights, together with its obligations, hereunder (a) to any affiliate or (b) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which Delpani’s services are then principally devoted, provided that no assignment pursuant to clause (b) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

Execution Version

25.   SEVERABILITY.  Any provision of this Agreement that is held to be invalid or unenforceable under any applicable law or regulation shall, to the extent of any such invalidity or unenforceability, be deemed by the parties (a) to be modified to the extent necessary to cure such invalidity or unenforceability and to carry out so far as possible the intention manifested by the provision in question or (b) if necessary, to be omitted from this Agreement, but such invalidity or unenforceability, and such resulting modification or omission, shall not invalidate or render unenforceable the remaining provisions of this Agreement.

26.        CONSTRUCTION OF AGREEMENT.  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its drafting.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.  The parties further agree that the Recitals set forth in the beginning of this Agreement shall constitute substantive terms of this Agreement.

27.   FREE WILL.  Delpani represents and warrants that he has consulted with, or has had the opportunity to consult with, an attorney of his choosing (such attorney being a person other than a person acting as legal counsel to the Company) in connection with his decision to execute this Agreement, has read and fully understands the terms of this Agreement and their effect, that he has had a reasonable period of time to consider its terms, and that he knowingly and voluntarily, of his own free will and without any duress (and without reliance on any advice from a person acting as legal counsel to the Company), being fully informed and after due deliberation, accepts its terms and signs the same as his own free act.  Delpani understands that as a result of entering into this Agreement he will not have the right to assert that the Company violated any rights in connection with his employment, except as specifically set forth herein.

[Remainder of page intentionally left blank.
Signatures on following page.]

Execution Version

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth below.

March 1, 2016	/s/ Lorenzo Delpani
Date	Lorenzo Delpani

Revlon, Inc.

March 1, 2016	By	/s/ Mark Pawlak
Date		Mark Pawlak
Senior Vice President, Human Resources, Employment & Administration

Execution Version

EXHIBIT A

1.             GENERAL RELEASE.  In exchange for the consideration provided to Delpani under Section 1 and Section 2 of the Transition and Separation Agreement and Release dated March 1, 2016 (the “Agreement”) (such Sections collectively, the “Consideration”), Delpani hereby releases and holds harmless Revlon Consumer Products Corporation and Revlon, Inc. and their past, present or future parent and subsidiary companies, corporations, affiliates, divisions, successors and assigns (whether or not incorporated), and any of their past, present or future employees, agents, assigns, officers, directors and shareholders, whether acting in their individual or representative capacity (collectively, the “Releasees”) from and waives any claim, known or unknown, in any legal jurisdiction, that Delpani has presently has, or has had in the past, against the Releasees upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date he signs this Exhibit A in the space below, including, without limitation, all claims arising from Delpani’s employment with, or separation of employment from, the Company or otherwise.  Notwithstanding the prior sentence, it is understood and agreed that the only rights or claims that Delpani is not releasing and waiving are (1) rights to receive the compensation and benefits provided to him under the Agreement (2) ERISA vested benefits; (3) government-mandated benefits such as unemployment compensation or COBRA; (4) rights to indemnification pursuant to Section 9 of the Employment Agreement; or (5) any other rights which by law cannot be released.   Also in exchange for the consideration provided to Delpani under Section 1 and Section 2 of the Agreement, Delpani is reaffirming his signature to the Agreement by executing this Exhibit A.  Capitalized terms used but not defined in this Exhibit A shall have the meanings given to them in the Agreement.

2.             EXTENT OF RELEASE.  Without limiting the generality of the preceding “GENERAL RELEASE” Section, the Agreement and this Exhibit A is intended to and shall release the Releasees from any and all claims or rights arising under any federal, state or local statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Act, the Sarbanes-Oxley Act of 2002, and all other statutes, regulations or ordinances regulating the terms and conditions of Delpani’s employment (as any of the foregoing may be amended from time to time), under the common law or in equity (including any claims for wrongful discharge, discrimination, retaliation, whistleblower claims or otherwise), or under any policy, agreement, understanding or promise, written or oral, express or implied, formal or informal, between the Company and Delpani.  As a part of this General Release, Delpani agrees and acknowledges that he is not entitled to any further payments or benefits other than as set forth in the Agreement, including without limitation any notice payments, bonus payments (other than payment of the 2015 Bonus), payments pursuant to any long-term incentive awards under the Revlon Executive Incentive Compensation Plan (including LTIPs but other than the 2014 Transitional LTIP) or severance or termination payments, and any payments of any kind under the Employment Agreement, including any payments under Section 13 of the Employment Agreement in the event a Change of Control occurs within the Non-Competition Period.

Execution Version

3.           TIME TO CONSIDER AND EFFECTIVE DATE.  By signing the Agreement returning it, and by signing this Exhibit A and returning it, Delpani is confirming his acceptance of the terms and conditions set forth herein and set forth in the Agreement, and he is acknowledging the following:

a.
The terms of the Agreement are not final and binding on the Company until the Agreement is executed by a Company officer or any other duly authorized executive of the Company with appropriate authority.

b.
In order to commence receiving the Consideration, Delpani is required to reaffirm his signature to the Agreement by signing this Exhibit A on the Separation Date.  Before signing this Exhibit A on the Separation Date, Delpani is advised to consult with an attorney.

c.
Delpani may revoke his signature within seven (7) days after signing this Exhibit A (the “Second Revocation Period”).  Any such revocation must be made in a letter executed by Delpani stating specifically that he is revoking his acceptance of the Agreement and personally delivered or postmarked within 7 days after his execution of this Exhibit A.

d.	Delpani will forward this Exhibit A once signed by him, as well as any notice of his desire to revoke his signature, to:

Mark Pawlak, Senior Vice President, Human Resources,
Employment & Administration
One New York Plaza, New York, NY 10004
mark.pawlak@revlon.com

Delpani shall also send a copy of this Exhibit A, once signed, and any notice of his intention to revoke in pdf format via email to the above address.

e.
The day following the day the Second Revocation Period expires without revocation will be the “Effective Date.”  The Company will commence providing the Consideration in the first Company payroll following the Effective Date, but in no event will any portion thereof be paid before the Separation Date.  Any amounts that otherwise would have been paid immediately after the Separation Date but before the Effective Date will be paid in a lump sum on the first payment date in accordance with the preceding sentence.

Execution Version

IN WITNESS WHEREOF, this Exhibit A is executed as of the date set forth below.

Date	Lorenzo Delpani

Revlon, Inc.

By
Date	Mark Pawlak
Senior Vice President, Human Resources, Employment & Administration